XL Capital Ltd
XL House
One Bermudiana Road
Hamilton HM 11
Bermuda

			Phone Fax	(441) 292 8515 (441) 292 5280

Press Release

Contact:	David Radulski Investor Relations (441) 294 7460	Carol A. Parker Trott Media Relations (441) 294 7290

XL CAPITAL LTD ANNOUNCES PLANS TO ISSUE

PREFERENCE ORDINARY SHARES

Hamilton, Bermuda – March 12, 2007 — XL Capital Ltd (“XL” or the “Company”) (NYSE: XL) announced today that it currently intends to raise approximately $1.0 billion from an offering of Fixed/Floating Series E Perpetual Non-Cumulative Preference Ordinary Shares (the “Series E Preference Shares”) pursuant to XL’s currently effective shelf registration statement. The Series E Preference Shares offered will not be exchangeable for or convertible into ordinary shares of XL.

XL intends to use the net proceeds from the sale of the Series E Preference Shares for the purchase of approximately $830 million of XL’s Class A ordinary shares from time to time and for general corporate purposes, in particular, to refinance its indebtedness and other components of its capital structure.

The joint book-runners for the offering are J.P. Morgan Securities Inc., Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated. Full details of the offering, including a description of the Series E Preference Shares and certain risk factors related to the securities, are set forth in a preliminary prospectus supplement and related prospectus (the “Preliminary Prospectus”) filed with the Securities and Exchange Commission pursuant to Rule 424(b) earlier today and is available through the joint book-runners. A copy of the Preliminary Prospectus meeting the requirements of Section 10 of the Securities Act of 1933 may be obtained from J.P. Morgan Securities Inc. by calling collect at (212) 834-4533, Citigroup Global Markets Inc. by calling toll free at (877) 858-5407 and Merrill Lynch, Pierce, Fenner & Smith Incorporated by calling (866) 500-5408.

XL Capital Ltd, through its operating subsidiaries, is a leading provider of insurance and reinsurance coverages and financial products and services to industrial, commercial and professional service firms, insurance companies, and other enterprises on a worldwide basis. As of December 31, 2006, XL Capital Ltd had consolidated assets of approximately $59.3 billion and consolidated shareholders’ equity of approximately $10.1 billion. More information about XL Capital Ltd is available at www.xlcapital.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the Series E Preference Shares or any other securities, nor will there be any sale of the Series E Preference Shares or any other securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This Press Release contains forward-looking statements. Such statements involve inherent risks and uncertainties. Statements that are not historical facts, including statements about the Company’s beliefs or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual events or results to differ materially from those in such forward-looking statements is set forth in the Company’s most recent annual report on Form 10-K, quarterly report on Form 10-Q and the Company’s other documents on file with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future developments or otherwise.

# # #